SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2003

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

(703) 747-3000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

On November 13, 2003, BearingPoint, Inc. (“BearingPoint” or the “Company”) announced its financial results for the first quarter of fiscal year 2004. The Company reported first quarter results that include an increase in revenue over the first quarter of the prior fiscal year resulting largely from growth in its international operations. The Company reported revenue of $743.0 million for the first quarter of fiscal year 2004, up 1.4% over the first quarter of the prior year. The Company recognized a net loss for the first quarter of fiscal year 2004 of $39.2 million, or a loss of $0.20 per share, compared to net income of $12.3 million, or $0.07 per share, in the first quarter of fiscal year 2003. The Company’s earnings were significantly impacted by previously announced charges associated with actions taken in the quarter to reduce excess capacity in office space and to further align headcount with market demand.

The first quarter results include the following key performance items and other information.

•	Revenue for the first quarter of fiscal year 2004 was $743.0 million, an increase of $10.3 million, or 1.4%, from $732.7 million in the first quarter of fiscal year 2003. Revenue growth of $71.5 million in our international operations contributed significantly to this increase. Public Services, the Company’s largest North American segment, generated revenue growth of $6.3 million, up 2.4%, over the first quarter of the prior fiscal year, while the Communications & Content and Consumer, Industrial and Technology segments experienced a combined $65.2 million, or 27.7%, revenue decline.

•	During the first quarter of fiscal year 2004, the Company recorded $13.6 million in expense for severance and termination benefits related to a previously announced worldwide reduction in workforce. The reduction in workforce affected approximately 250 employees, which were predominantly staff in EMEA, senior personnel in North American commercial business units and infrastructure personnel.

•	During the first quarter of fiscal year 2004, the Company recorded a $59.2 million lease and facility charge related to its previously announced global office space reduction. Charges related to lease, facility and other related activities were recorded to align office space with the needs of the business. The Company anticipates incurring $10 million to $12 million in additional lease and facilities charges throughout the remainder of the year, primarily in the second quarter of fiscal year 2004. This will result in total fiscal year 2004 charges of approximately $70 million to $72 million, which is in line with previous guidance.

•	During the first quarter of fiscal year 2004, the Company recognized a loss before taxes of $52.1 million and provided for an income tax benefit of $12.9 million, resulting in an effective tax rate for the quarter of 24.7%. The Company anticipates an effective tax rate for fiscal year 2004 of 50.7%. The Company expects its effective tax rate to fluctuate in each quarter during fiscal year 2004. The effective tax rate for the first quarter of fiscal year 2004 is less than the rate for the full year because the Company is reporting significant first quarter charges for reductions in both its office space and its workforce, which are partially offset by losses in certain foreign subsidiaries.

•	During the current quarter the Company generated negative cash from operating activities of $2.1 million compared to $20.1 million of negative cash from operating activities in the first quarter of the prior year.

Key performance results for the Company’s major business segments include the following:

•	Public Services generated revenue for the first quarter of fiscal year 2004 of $271.5 million, representing an increase of $6.3 million, or 2.4%, compared to the first quarter of the prior year. Strong growth in the Federal sector offset declines experienced in the State, Local and Education sector.

•	Communications & Content generated revenue for the quarter of $63.3 million, representing a decrease of $32.9 million, or 34.2%, compared to the first quarter of the prior year. Completion of several large contracts involving Section 271 testing was a primary contributor to this decline.

•	Consumer, Industrial and Technology, representing the combination of our former High Technology and Consumer and Industrial Markets segments, generated revenue for the quarter of $107.4 million, a decrease of $32.3 million, or 23.1%, compared to the first quarter of the prior year. The decline in revenue is attributable to overall market conditions, specifically within the consumer and manufacturing sectors.

•	Financial Services’ revenue for the quarter remained relatively flat compared to the same period in the prior year, declining $1.5 million, or 2.3%, to $60.6 million. Strength in the banking and insurance sector offset weakness in the capital markets sector.

•	International revenue of $239.2 million for the quarter increased $71.5 million, or 42.6%, over the first quarter of the prior year. The Company benefited this quarter from growth in all international regions with revenue increasing for EMEA by $31.8 million, or 30.3%, to $136.8 million, for the Asia Pacific region by $30.1 million, or 59.6%, to $80.5 million, and for Latin America by $9.6 million, or 77.9%, to $21.9 million.

STATEMENTS OF OPERATIONS -

QUARTERLY

US dollars in thousands, except share and per share data	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
Revenue	$742,958	100.0%	$732,699	100.0%
Other Direct Contract Expenses	(182,734)	(24.6)	(159,809)	(21.8)

Net Revenue	560,224	75.4	572,890	78.2

Costs of Service
Professional Compensation	347,373	46.8	337,428	46.1
Lease and Facilities Charge	59,203	8.0	—	—
Other Costs of Service	66,405	8.9	65,394	8.9

Total Costs of Service	472,981	63.7	402,822	55.0

Gross Profit	87,243	11.7	170,068	23.2
Amortization of Purchased Intangible Assets	8,106	1.1	8,013	1.1
Selling, General & Administrative Expenses	129,428	17.4	133,771	18.3

Operating Income (Loss)	(50,291)	(6.8)	28,284	3.9
Interest Income / (Expense), Net	(2,149)	(0.3)	(1,712)	(0.2)
Other Income / (Expense), Net	374	0.1	256	0.0

Income (Loss) before Taxes	(52,066)	(7.0)	26,828	3.7
Income Tax Expense (Benefit)	(12,882)	(1.7)	14,517	2.0

Net Income (Loss)	$(39,184)	(5.3)	$12,311	1.7

Earnings (Loss) per Share:
Basic and Diluted	$(0.20)		$0.07
Common Shares Outstanding:
Weighted Average—Diluted	193,093,913		171,598,835
Period End	194,446,144		189,529,120
Performance Metrics
Utilization Rate (Total NA)	69%		64%
Efficiency Rate (Total NA)	78%		72%
Gross Billing Rate (Total NA)	$205		$216
Net Billing Rate (Total NA)	$152		$167
Days Sales Outstanding (Global)	63		68
Average Billable Headcount (Global)	12,872		12,692
Total Headcount (Period End)	14,931		16,915

BALANCE SHEETS

US dollars in thousands	Sept. 30, 2003	June 30, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$76,849	$105,198
Accounts Receivable, Net	326,433	377,422
Unbilled Revenue	275,302	190,918
Other Current Assets	85,038	87,314

Total Current Assets	763,622	760,852
Property and Equipment, Net	202,450	208,785
Goodwill	1,036,967	1,024,830
Other Intangible Assets, Net	10,647	18,883
Other Assets	69,565	36,462

Total Assets	$2,083,251	$2,049,812

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Notes Payable	$8,987	$8,364
Accounts Payable	112,360	103,102
Accrued Payroll and Employee Benefits	180,652	213,046
Other Current Liabilities	253,843	195,605

Total Current Liabilities	555,842	520,117
Notes Payable, less Current Portion	250,251	268,812
Other Liabilities	100,115	71,230

Total Liabilities	906,208	860,159

Total Equity	1,177,043	1,189,653

Total Liabilities and Equity	$2,083,251	$2,049,812

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1 Press Release of BearingPoint, Inc., dated November 13, 2003.

Item 12. Results of Operations and Financial Condition.

On November 13, 2003, the Company issued a press release announcing its financial results for the first quarter of fiscal year 2004 (see Exhibit 99.1).

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s operations that are based on the Company’s current expectations, estimates and projections. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance because they involve risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or the Company’s future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company’s actual results may differ from the forward-looking statements for many reasons, including:

—	the business decisions of the Company’s clients regarding the use of the Company’s services;

—	the timing of projects and their termination;

—	the availability of talented professionals to provide the Company’s services;

—	the pace of technological change;

—	the strength of the Company’s joint marketing relationships;

—	the actions of the Company’s competitors; and

—	unexpected difficulties associated with the Company’s recent acquisitions, group hires and other transactions involving BearingPoint GmbH and the former Andersen Business Consulting Practices.

In addition, the Company’s results and forward-looking statements could be affected by general domestic and international economic and political conditions, including the current slowdown in the economy, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in the Company’s industry. For a more detailed discussion of certain of these factors, see “Factors Affecting Future Financial Results” that is attached as Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended June 30, 2003 and similar sections in the Company’s filings with the Securities and Exchange Commission, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements. The Company cautions the reader that these risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2003	BearingPoint, Inc.

By: /s/ Robert S. Falcone

Robert S. Falcone Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release of BearingPoint, Inc., dated November 13, 2003.